July 19, 2011 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2011

NORTH LIBERTY, IOWA - July 19, 2011 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended June 30, 2011. Operating revenues for the quarter increased 7.7% to $137.2 million from $127.4 million in the second quarter of 2010. Net income was $22.5 million compared to $16.7 million in the 2010 period, a 35.3% increase. Earnings per share increased 38.9% to $0.25 from $0.18 reported in the second quarter of 2010. Fuel surcharge revenues for the quarter increased 50.4% to $29.7 million from $19.7 million in the second quarter of 2010. For the most recent quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 76.2% and a 16.4% net margin (net income as a percentage of operating revenues).

Operating revenues for the six month period increased 9.0% to $264.9 million from $243.0 million in the 2010 period. Net income was $37.4 million compared to $28.5 million in the 2010 period, a 31.1% increase. Earnings per share increased 32.3% to $0.41 from $0.31 reported in the first six months of 2010. Fuel surcharge revenues for the six month period increased 48.7% to $53.8 million from $36.2 million in the 2010 six month period. For the six month period, the Company posted an operating ratio of 79.4% and a 14.1% net margin.

The demand for freight services improved due to capacity issues in the industry. However, operating results were negatively impacted by a combination of tight driver availability and escalating fuel prices. The Company is challenged by the shrinking pool of qualified drivers. Fuel expense increased $11.3 million or 36.4% during the quarter primarily due to an increase in average fuel prices. During the quarter ended June 30, 2011, the U.S. average cost of fuel was $4.007 per gallon compared to $3.029 per gallon for the same period of 2010, a 32.3% increase. The Company continues to focus on fuel surcharge pricing, truck idling hours, and fuel purchasing decisions in an effort to lessen the impact of the accelerating fuel costs. Additionally, our new tractor fleet is one of the most fuel-efficient in the industry and is all equipped with idle management controls.

The average age of the Company's tractor fleet was 1.7 years as of June 30, 2011 with 84.7% of the fleet being 2010 models and newer. The Company took delivery of 200 new ProStar Plus Internationals in the second quarter. The Company expects to purchase 400 to 500 additional new trucks during the remainder of the year. The Company continues to upgrade its trailer fleet and took delivery of 1,098 new Great Dane and Wabash trailers during the second quarter. The average age of the Company's trailer fleet at June 30, 2011 was 4.8 years and will continue to improve during the remainder of the year with purchases of an additional 1,500 to 1,600 new Great Dane and Wabash trailers. These fleet upgrades will keep our tractor and trailer fleet new and positions the Company to take advantage of growth opportunities. The second quarter marked our completion of the installation of PeopleNet® electronic on-board recorders on our entire fleet. The aggressive tractor and trailer fleet upgrade and implementation of electronic on-board recorders will have a positive impact on our safety scores as we strive to achieve an industry leading Compliance, Safety, Accountability (CSA) rating among truckload carriers.

The Company ended the quarter with cash, cash equivalents, and short-term and long-term investments totaling $218.5 million, an $8.7 million increase from the $209.8 million reported at December 31, 2010. Long-term and short-term investments include illiquid auction rate securities held since February 2008. The Company ended the quarter with $70.1 million, at par, of illiquid auction rate securities, which was down from $91.8 million at December 31, 2010. Since February 2008, the Company has received $130.9 million in calls, all at par, including $6.2 million received during the second quarter and $2.5 million received subsequent to June 30, 2011. Net cash flows from operations continue to be strong at 15.8% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $554.3 million. The Company ended the past four quarters with a return on total assets of 13.0% and a 20.8% return on equity.

Heartland Express declared a dividend of $0.02 per share during the quarter. This dividend was paid on July 6, 2011 to shareholders of record at the close of business on June 24, 2011. The Company has now paid cumulative cash dividends of $341.1 million over the past thirty-two consecutive quarters.

Heartland Express continues to be focused on providing excellent service to its customers and building long-term relationships. The Company has received six customer service awards this year. These awards include the Cost Plus World Market 2010 Premier Carrier Partner Award, the Eastman Chemical 2010 Supplier Excellence Award for the eighth consecutive year, the 2010 Kellogg Komplete Carrier of the Year for the second time in three years, the Lowe's 2010 Gold Carrier Award, the Transplace Platinum Seal of Approval award for the sixth year in a row, and the Walmart Transportation 2010 General Merchandise Platinum Carrier of the Year Award for the second consecutive year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
OPERATING REVENUE	$137,192	$127,411	$264,884	$243,028

OPERATING EXPENSES:
Salaries, wages, and benefits	$41,728	$42,320	$83,929	$82,858
Rent and purchased transportation	1,998	2,533	3,936	4,927
Fuel	42,308	31,012	81,455	60,552
Operations and maintenance	6,150	4,141	11,246	7,571
Operating taxes and licenses	2,244	2,202	4,552	4,025
Insurance and claims	3,958	5,422	6,452	8,373
Communications and utilities	728	860	1,371	1,762
Depreciation	13,664	15,379	26,042	31,102
Other operating expenses	3,389	3,535	6,872	6,527
Gain on disposal of property and equipment	(11,662)	(2,026)	(15,530)	(2,533)

	104,505	105,378	210,325	205,164

Operating income	32,687	22,033	54,559	37,864

Interest income	208	416	446	819

Income before income taxes	32,895	22,449	55,005	38,683

Federal and state income taxes	10,363	5,796	17,593	10,143

Net income	$22,532	$16,653	$37,412	$28,540

Earnings per share	$0.25	$0.18	$0.41	$0.31

Weighted average shares outstanding	90,689	90,689	90,689	90,689

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	June 30,	December 31,
ASSETS	2011	2010
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$151,417	$121,120
Short-term investments	2,550	8,300
Trade receivables, net	46,887	41,619
Prepaid tires	12,728	6,570
Other current assets	11,581	1,725
Income tax receivable	876	2,052
Deferred income taxes, net	14,098	12,400
Total current assets	240,137	193,786

PROPERTY AND EQUIPMENT	395,773	386,188
Less accumulated depreciation	158,933	165,736
	236,840	220,452
LONG-TERM INVESTMENTS	64,494	80,394
OTHER ASSETS	12,872	11,403
	$554,343	$506,035
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,470	$10,972
Compensation and benefits	17,915	14,823
Insurance accruals	16,200	16,341
Other accruals	7,354	6,764
Total current liabilities	56,939	48,900
LONG-TERM LIABILITIES
Income taxes payable	23,067	27,313
Deferred income taxes, net	52,148	40,917
Insurance accruals less current portion	54,218	54,718
Total long-term liabilities	129,433	122,948
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2011 and 2010	907	907
Additional paid-in capital	439	439
Retained earnings	369,706	335,922
Accumulated other comprehensive loss	(3,081)	(3,081)
	367,971	334,187
	$554,343	$506,035